AMENDED PURCHASE AGREEMENT

BY THIS AMENDED PURCHASE AGREEMENT

Effective as of October 27, 2011 (the “Effective Date”),

by and between

GeoXplor CORP., a Nevada corporation, whose address is 3655 West Anthem Way, Anthem, Arizona 85086 (“GeoXplor”),

and

NEW AMERICA ENERGY CORP., a Nevada corporation whose address is 5614C Burbank Road SE, Calgary, Alberta, T2H 1Z4, Canada (“NECA”).

Whereas, GeoXplor and NECA entered into a Purchase Agreement for certain unpatented mining claims situated in Clayton Valley, Nye County, Nevada (the “Original Claims”) on May 31, 2011 (“The Original Agreement”);

And Whereas Geoxplor and NECA wish to amend the Original Agreement to include additional unpatented mining claims situated in Clayton Valley, Nye County, Nevada, more particularly described in Exhibit “B” hereto (the “New Claims”);

And Whereas Geoxplor and NECA wish this Amended Purchase Agreement to replace the Original Agreement in its entirety.

GeoXplor, in consideration of the agreements set forth herein, has granted certain rights to NECA under the following terms and conditions:

1.           Grant; Definitions

a.           Exploration License – GeoXplor hereby grants to NECA an exclusive license to enter upon the "Property" together with the right to conduct "Mineral Exploration" during a five-year evaluation and due diligence term.

b.           Definitions - The words and phrases used in this Agreement shall have the following meanings:

(1)           The "Property" shall include those certain unpatented mining claims situated in Nevada, and more particularly described in Exhibit “A”  and Exhibit “B” attached hereto.

(2)           "Mineral Exploration and Development Testing" shall include those activities that NECA, in its sole judgment and discretion, may deem advisable for the purpose of ascertaining any facts relating to the occurrence, nature and extent of Lithium and related Lithium compounds or mineralization in and under the Property and the metallurgical and physical properties of such minerals; including, but not limited to, surface trenching, excavations, geophysical and geochemical surveys, drilling, the sinking of shafts for bulk sampling, and further including the right to use the surface for access, to place and use facilities on the surface and to use water and other surface resources that may be useful or convenient in connection with such activities.  Mineral Exploration and Development Testing shall specifically include such testing as may be required for filings with any applicable stock exchange.

(3)           “Shares” means fully paid and non-assessable common shares in the capital of NECA, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

(4)           “Dollar(s)” or “$” shall mean currency of the United States.

c.           Transfer of Title – Upon NECA’s completion of its obligations under subsections a and b of Section 2 and subsection f of Section 4, GeoXplor shall transfer title of the Property to NECA subject to (1) NECA’s concurrent transfer to GeoXplor of a royalty on the production of Lithium and other commercially viable minerals from the Property as described in subsection c(2) of Section 2 and Exhibit “C” of this Agreement and (2) a further agreement to pay an additional bonus as specified in subsection c of Section 2 of this Agreement.

2.           Consideration to GeoXplor

a.           Payments - NECA shall pay GeoXplor in consideration of the grant of the exploration license and other rights granted under this Agreement the following:

(1)           May 31, 2011                                                                           $75,000.00 (paid)

                (2)           May 31, 2012                                                                           $100,000.00

(3)           May 31, 2013                                                                           $100,000.00

(4)           May 31, 2014                                                                           $100,000.00

b.           Stock Transfer – As additional consideration, the Purchase Price shall include the issuance of 2,750,0000 Shares, subject to such conditions as may be imposed by the rules and regulations of the United States Securities and Exchange Commission, as follows:

(1)           Five Hundred Thousand (500,000) Shares on execution of the Original Agreement (previously issued);

(2)           Two Hundred and Fifty Thousand (250,000) Shares on execution of this Agreement

(3)           Five Hundred Thousand (500,000) Shares on or before the date one year from the Effective Date of the Original Agreement;

(4)           Five Hundred Thousand (500,000) Shares on or before the date two years from the Effective Date of the Original Agreement; and

(5)           Five Hundred Thousand (500,000) Shares on or before the date three years from the Effective Date of the Original Agreement;

provided, further, that NECA undertakes the obligation to perform any filings or other actions required to timely complete the stock transfers specified above.

c.           Conditions for Transfer of Title and Subsequent Limitations –

(1)           At such time as the NECA has completed the payments and stock transfers specified in subsections a and b of this Section 3, and has completed the expenditures for Work specified in subsection f of Section 4, the Property shall be transferred to NECA by Quitclaim Deed.

(2)           Concurrently with the transfer of title to NECA, NECA shall convey a “Net Value Royalty” on production of Lithium and other minerals from the Property measured by three percent (3.0%) of the gross proceeds received by the NECA from the sale or other disposition of Lithiumor other Lithiumcompounds less (i) transportation of the product from the place of treatment to the purchaser, (ii) all handling and insurance charges associated with the transportation, and (iii) any taxes associated with the sale or disposition of the product (excluding any income taxes of NECA).  NECA shall have the further right to purchase up to two percent (2%) of the Net Value Royalty from GeoXplor, in whole percentage points, for One Million Dollars ($1,000,000) for each one percent (1%).

(3)           If NECA, its assignee or a joint venture including NECA, (i) delivers to its Board of Directors or applicable other management a feasibility study recommending mining of Lithium from the Property and such Board of management authorizes implementation of a mining plan, or (ii) sells, options, assigns, disposes or otherwise alienates all or a portion of its interest in the Property, NECA shall pay GeoXplor an additional bonus of Five Hundred Thousand Dollars ($500,000) in cash or shares of NECA.  The election to obtain cash or shares of NECA shall be at the sole election of GeoXplor.

d.           Method of Making Payments - All payments required under this Agreement may be mailed or delivered to GeoXplor's address or to any single depository as GeoXplor may instruct.  Upon making payment to the authorized agent or depository, NECA shall be relieved of any responsibility for the distribution of such payment to GeoXplor.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

3.           Inspection

Both GeoXplor or NECA (or their respective agents), may enter upon the Property or processing facilities to inspect the same at such times and upon such notice to the other party as shall not unreasonably or unnecessarily hinder or interrupt the operations of NECA.  At such time as a royalty is conveyed to GeoXplor, the royalty document shall include a right of inspection of the Property and the books and records used for the calculation of royalty and the right to audit on an annual basis.

4.           Obligations of NECA

a.           Conduct of Operations – All work performed on the Property by NECA pursuant its rights under this Agreement or by GeoXplor pursuant to its activities as the operator to implement Work authorized by NECA, shall be done in a good and workmanlike manner and in compliance with all state or federal laws and regulations governing such operations.

b.           Protection from Liens – NECA shall pay all expenses incurred or authorized by it in its activities on the Property and shall allow no liens arising from any act of NECA to remain upon the Property; provided, however, that NECA shall not be required to remove any such lien as long as NECA is contesting in good faith the validity or amount thereof.

c.           Indemnity – NECA shall indemnify GeoXplor against and hold GeoXplor harmless from any suit, claim, judgment or demand whatsoever arising out of negligence on the part of NECA in the exercise of any of its rights pursuant to this Agreement, provided that if GeoXplor or any person or instrumentality acting on GeoXplor's behalf shall have been a contributing cause to the event giving rise to such suit, claim, demand or judgment, NECA 's obligation to indemnify GeoXplor shall not exceed NECA 's liability under the laws applicable to the event giving rise to such suit, claim, demand or judgment.  Likewise, GeoXplor shall similarly indemnify NECA from claims arising out of its negligence in the conduct of its activities as operator to implement Work authorized by NECA.

d.           Payment of Taxes – NECA shall pay all taxes levied against the Property and any improvements on the Property.  NECA shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes or assessments, before it shall be required to pay the same. If this Agreement is terminated or otherwise expires, any taxes that are NECA's responsibility shall be prorated for the calendar year of expiration or termination as of the date NECA has removed its equipment, facilities and improvements from the Property.

e.           Maintenance – NECA shall timely pay and make the appropriate record of the payment of the claim maintenance fee or any other fee required under state or federal law to maintain the unpatented mining claims included within the Property for each assessment year during which this Agreement continues in force beyond September 1 of the applicable assessment year.

f.           Work Commitment – Before the expiration of four (4) years from the Effective Date, NECA shall expend not less than One Million Dollars ($1,000,000) in Mineral Exploration and Development Testing ("Work").  The Work shall be scheduled to expend not less than One Hundred Thousand Dollars ($100,000) during the first year, Two Hundred Thousand Dollars ($200,000) during the second year, Three Hundred Thousand Dollars ($300,000) during the third year, Four Hundred Thousand Dollars ($400,000) during the fourth year. The nature, place and conduct of such Work shall be at the sole discretion of NECA and the amount of the expenditures shall be determined by the direct cost to NECA of Work performed.  GeoXplor shall undertake to perform such Work as directed by NECA under Work plans provided to GeoXplor on a periodic or as needed basis.  NECA’s performance of Work shall otherwise conform to the Work plan and shall conform to industry standards.  Any expenditure in excess of the amount required for any annual period shall be applicable against expenditures required for the succeeding year or years.

5.         Title Matters

a.           Representations and Warranties Related to the Property – GeoXplor represents and warrants to NECA that:  (1) the unpatented mining claims constituting the Property have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of the State of Nevada, (2) the claim maintenance fees have been paid for the year beginning on September 1 prior to the effective date of this Agreement and appropriate record made thereof; (3) there is no claim of adverse mineral rights affecting the Property, (4) subject to the paramount interest of the United States, GeoXplor controls the full undivided possessory title to the Property, and (5) GeoXplor's possessory right to the Property is free and clear of all liens and encumbrances.

b.           Joint Representations – NECA and GeoXplor jointly represent and warrant that each company: (1) have the full right, power and capacity to enter into this Agreement upon the terms set forth herein, (2) is incorporated, organized and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in the State of Nevada; (3) has obtained all necessary corporate and shareholder approvals and no further action on the part of its directors or shareholders is necessary or desirable to make this Agreement valid and binding; and (4) neither the execution and delivery of this Agreement nor any of the agreement referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with any agreement to which it is a party and by which it is currently bound.

c.           Title Documents; Data – Upon written request of NECA at any time during the term hereof, GeoXplor shall promptly deliver to NECA copies of all title documents affecting the Property that GeoXplor has in its possession.  If GeoXplor is in possession or knows the whereabouts of technical data concerning the mineral estate of the Property, GeoXplor shall, at NECA’s expense, furnish copies of such materials to NECA or notify NECA of the location of such information.

d.           Title Defects, Defense and Protection – NECA has, during its initial due diligence examination of the Property prior to the Effective Date, examined and approved GeoXplor’s title to the Property.  If title to any of the Property is contested or questioned by any person, entity or governmental agency GeoXplor and NECA shall undertake such actions as may be required to perfect, defend or initiate litigation to protect such title.  In that event, all costs of such action shall be paid by NECA and shall be a credit toward the Work obligations of subsection f of Section 4.
e.           Amendment and Relocation of Mining Claims – NECA shall have the right, upon prior consultation with GeoXplor, to amend or relocate the unpatented claims which are subject to this Agreement.  The location notices of any such amended or related claims shall be approved by GeoXplor.

f.           Change of Law – If the law of the United States concerning acquisition of mineral rights on federally managed lands is repealed, amended, or new legislation is enacted, NECA shall have the right, at its expense, to take whatever action it deems appropriate to preserve a right to explore for, develop, and mine minerals from the Property.  If NECA elects to take any action under the terms of this subsection, it shall first notify GeoXplor in writing setting forth the nature of the proposed action and an explanation thereof.  GeoXplor agrees to cooperate with NECA and execute whatever documents are deemed necessary by NECA to accomplish such action.  Nothing in this subsection shall impose any obligation upon NECA to take any action, or diminish the right of GeoXplor to take action it deems appropriate; provided, however, that if GeoXplor chooses to take any action, it will first inform NECA of the nature of such contemplated action.

g.           General – Nothing herein contained and no notice or action which may be taken under this Section 5 shall limit or detract from NECA 's right to terminate this Agreement in the manner hereinafter provided.

6.           Termination; Removal of Property; Data

a.           Termination by GeoXplor – If NECA defaults in the performance of its obligations specified in this Agreement, GeoXplor shall give NECA written notice specifying the default.  If the default is not cured within thirty (30) days after NECA has received the notice, or if NECA has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, GeoXplor may terminate this Agreement by delivering to NECA written notice of such termination.  GeoXplor's right to terminate this Agreement shall be its sole remedy for any failure to make payments required under Section 2.  If NECA in good faith disputes the existence of a default, NECA shall initiate appropriate action in a court of competent jurisdiction within the 30-day period and the time to cure shall run from the date of a final determination that a default exists.  GeoXplor shall have no right to terminate this Agreement except as set forth in this subsection (a) of Section 6.

b.           Termination by NECA – NECA shall have the right to terminate this Agreement at any time by written notice from NECA to GeoXplor.

c.           Termination of GeoXplor as Operator – If GeoXplor defaults in the performance of its duties and obligations to perform plans for the performance of Work as specified in subsection f of Section 4 of this Agreement, NECA shall give GeoXplor written notice specifying the default and the same provisions specified in subsection a of this Section 6 shall apply.  If the default is not cured, or other appropriate action taken, GeoXplor’s designation as operator shall terminate.  The termination of GeoXplor as operator shall not release the NECA from its obligation to complete the expenditures of Work required under subsection f of Section 4.

d.           Effect of Termination – From and after the date of termination of this Agreement by either party, all right, title and interest of the parties under this Agreement shall terminate, and neither party shall be required to make further payments or perform any further obligations hereunder concerning the Property, except payments and obligations, the commitment to pay or the due dates for the payment or performance of which occur prior to the termination date.

e.           Removal of Property – Upon any termination or expiration of this Agreement, NECA shall have a period of three (3) months from and after the effective date of termination within which it may elect to remove from the Property all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports placed in shafts, drifts or openings in the Property.  Failure of NECA to so remove the same shall constitute an abandonment by NECA to GeoXplor of the same; provided, however, that NECA may still be required to remove such property upon notice from GeoXplor at any time during the three-month period and thirty (30) days thereafter.

f.           Delivery of Data – If this Agreement is terminated, upon written request given by GeoXplor within thirty (30) days of said termination, NECA shall, within a reasonable time, furnish GeoXplor copies of all available noninterpretive exploration, development and mining data pertaining to the Property prepared by or for NECA.

g.           Relinquishment of Record - If this Agreement is terminated or otherwise expires, NECA shall provide GeoXplor with a recordable document sufficient to provide notice that NECA no longer asserts rights to the Property under this Agreement.

7.           Share Matters

GeoXplor represents and warrants to NECA that it is an “accredited” investor as that term is defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended, and acknowledges and agrees that the Shares will be issued in accordance with all applicable securities laws and will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is GeoXplor’s responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

8.           Notices

Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified above.  Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

9.           Confidentiality

Each of the parties agrees that all information obtained under the terms of this Agreement will not be publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with prior written consent of the other party, such consent not to be unreasonably withheld.

10.           Binding Effect; Assignment

This Agreement shall not be assigned by NECA except to a wholly owned subsidiary, in which case the NECA shall guarantee the performance of the assignee.  GeoXplor may assign all or any portion of its right to the royalty provided hereunder.

11.           Force Majeure

If NECA is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of "force majeure," then, and in all such cases, NECA shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay money as set forth in Sections 2 and 4), but the provisions shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition.  "Force majeure" includes all disabilities arising from causes beyond the reasonable control of NECA; including, without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, orders or requirements of courts or government agencies, or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities. If a condition of force majeure is declared, the due dates for any performance (excluding time for payment of monies) hereunder shall be extended for the period of the disability.

12.           Memorandum

The parties to this Agreement agree to execute and record a Memorandum of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of San Juan County, Utah.

13.           Construction

a.           Governing Law - This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Nevada.

b.           Headings - The headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement for purposes of construction.

c.           Entire Agreement - All of the agreements and understandings of the parties with reference to the Property are embodied in this Agreement, and this Agreement supersedes all prior agreements or understandings between the parties.

d.           No Implied Covenants – It is expressly agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for any operations of NECA hereunder.

14.           Further Assurances

The parties agree to perform all acts and execute all documents that may be necessary to carry out the spirit and intent of this Agreement.

SIGNED, effective as of the date recited above.

GeoXplor CORP.                                                                           NEW AMERICA ENERGY CORP.

By: /s/ Clive Ashworth                                           By /s/ Rick Walchuk
Authorized Signatory                                                                           Authorized Signatory

Exhibit “A”
Property Description

The “Property” subject to the forgoing Agreement consists, in addition to Exhibit “B” of the following unpatented lode mining claims situated in Nye County, Nevada, the names of which, the serial number assigned by the Nevada State Office of the Bureau of Land Management, the situs of the claims on the ground according to the public land survey system and the place of record of the location notice thereof in the official records of Nye County, are as follows:

Schedule A
ML 1 ‐ 20 Placer Claims
Nye County, Nevada

Claim Name	Number	NMC Number	Nye County Docket Number
ML	1	1007617	729187
ML	2	1007618	729188
ML	3	1007619	729189
ML	4	1007620	729190
ML	5	1007621	729191
ML	6	1007622	729192
ML	7	1007623	729193
ML	8	1007624	729194
ML	9	1007625	729195
ML	10	1007626	729196
ML	11	1007627	729197
ML	12	1007628	729198
ML	13	1007629	729199
ML	14	1007630	729200
ML	15	1007631	729201
ML	16	1007632	729202
ML	17	1007633	729203
ML	18	1007634	729204
ML	19	1007635	729205
ML	20	1007636	729206

Exhibit “B”
Property Description

The “Property” subject to the forgoing Agreement consists, in addition to Exhibit “A” of the following unpatented lode mining claims situated in Nye County, Nevada, the names of which, the serial number assigned by the Nevada State Office of the Bureau of Land Management, the situs of the claims on the ground according to the public land survey system and the place of record of the location notice thereof in the official records of Nye County, are as follows:

Schedule A
CR Placer Claims
Esmeralda County, Nevada

Claim Name Claim Number NMC# Township Range Section
CR 1 1003680 4 South 40 East 21
CR 2 1003681 4 South 40 East 21
CR 3 1003682 4 South 40 East 21
CR 4 1003683 4 South 40 East 21
CR 5 1003684 4 South 40 East 21
CR 6 1003685 4 South 40 East 21
CR 7 1003686 4 South 40 East 21
CR 8 1003687 4 South 40 East 21
CR 9 1003688 4 South 40 East 21
CR 10 1003689 4 South 40 East 21
CR 11 1003690 4 South 40 East 21
CR 12 1003691 4 South 40 East 21
CR 13 1003693 4 South 40 East 21
CR 14 1003694 4 South 40 East 21
CR 15 1003692 4 South 40 East 21

Exhibit “C”
(Royalty Provisions)

If the Property is conveyed to New America Energy Corp. (“NECA”), under the terms of the foregoing Purchase Agreement, NECA shall convey to GeoXplor Corp. (“GeoXplor”) (the “Royalty Holder”), a “Royalty” on the Net Value of Lithium compounds or products (“Minerals”), as defined in the foregoing Purchase Agreement, which Royalty conveyance shall include the following terms and conditions:

1.           Payment of Royalty

a.           Frequency of Payment of Royalty.  Royalty shall be due and payable within thirty (30) business days after the sale proceeds are received from any purchaser of Mineral produced from the Property.

b.           Method of Making Payments.  All payments required hereunder may be mailed or delivered to any single depository as GeoXplor may instruct.  If the party paying the Royalty (the “Payor”) makes a payment or payments on account of the Royalty in accordance with the provision of this Exhibit “B,” it will have no further responsibility for distribution of the Royalty.  All charges of the agent, trustee or depository will be borne solely by the party (ies) receiving payments of Royalty.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2.           Records and Reports

a.           Records, Inspection and Audit. Within one hundred and forty (140) days following the end of each calendar year, commencing with the year in which the Property (or any portion thereof) is brought into commercial production (not inclusive of any bulk sampling programs or pilot plant or test operations), the Payor shall deliver to GeoXplor a statement of the Royalty paid for said calendar year.  GeoXplor (or its designated agent) shall have the right within a period of ninety (90) days from receipt of such statement to inspect the Payor’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b.           Objections.  If GeoXplor does not request an inspection of the Payor’s books and records during the ninety (90) day period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the payor with respect thereto.  If GeoXplor elects to question any calculation of Royalty, GeoXplor shall deliver to the Payor a written notice (the “Objection Notice”) within ninety (90) days after receipt by GeoXplor of the final statement.  If such audit determines that there has been a deficiency or an excess in the payment made to GeoXplor, such deficiency or excess will be resolved by adjusting the next payment or due hereunder.  GeoXplor will pay all the costs and expenses of such audit unless a deficiency of five percent (5%) or more of the amount due is determined to exist.  The Payor will pay the costs and expenses of such audit if a deficiency of five percent (5%) or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

c.           Evidence of Maintenance of the Claims.  The Payor shall deliver to GeoXplor, not later than the date two weeks prior to the date for the payment of annual claim maintenance fees for the Property, evidence that the fee has been timely paid.

d.           Agent.  For purposes of exercising any rights under Sections 1 and 2 of these royalty provisions, GeoXplor (or its designated successor) shall be the agent of the Royalty Holder.

3.           Inurement

The Royalty shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be acquired for the same land included within the Property as a result of any changes in the mineral laws of the United States.

4.           Assignments by Royalty Holder

The Royalty Holder may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its rights, title and interest in and to its Royalty; provided, however, that the Payor shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until the Payor’s receipt of notice concerning the assignment or transfer.